                                                                   EXHIBIT 11

                      ATALANTA/SOSNOFF CAPITAL CORPORATION
                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                THREE AND SIX MONTHS ENDED JUNE 30, 2001 AND 2000
                                   (UNAUDITED)


                                                              THREE MONTHS ENDED                  SIX MONTHS ENDED
                                                                   JUNE 30,                            JUNE 30,
                                                         ----------------------------       ----------------------------
                                                             2001             2000             2001              2000
                                                         -----------       ----------       ----------        ----------
Net income (loss)                                        $ 1,553,821       $  396,774       $  (67,843)       $7,803,402
                                                         ===========       ==========       ==========        ==========
Weighted average common shares
  outstanding                                              8,957,888        9,063,627        8,981,557         9,064,948

Add - common stock equivalents
  from in the money options                                   26,762           13,325           26,465            10,756
                                                         -----------       ----------       ----------        ----------
Dilutive weighted average common
 shares outstanding                                        8,984,650        9,076,952        9,008,022         9,075,704
                                                         ===========       ==========       ==========        ==========

Earnings (loss) per common share - basic                 $      0.17       $    0. 04       $   (0. 01)       $    0. 86
                                                         ===========       ==========       ==========        ==========

Earnings per common share - diluted                      $      0.17       $    0. 04           N/A           $    0. 86
                                                         ===========       ==========       ==========        ==========

Antidilutive options                                          - 0 -             - 0 -            - 0 -           150,000
                                                         ===========       ==========       ==========        ==========

Average closing price of the
 Company's common stock (ATL)                            $     10.74       $     9.63       $    10.81        $     9.32
                                                         ===========       ==========       ==========        ==========



o Diluted earnings per share is not presented for the six months ended June 30, 2001 because the effect of exercising outstanding options would be antidilutive.


            See Notes to Condensed Consolidated Financial Statements

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